Exhibit 99.1

News Release

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Contacts:

Media:          Margaret Kirch Cohen (in Chicago), +312-696-6383, margaret.cohen@morningstar.com

Banita Radia (in London), +44 (0)203 107 0044, banita.radia@morningstar.com

Investors: Investors may submit questions to investors@morningstar.com or by fax to +312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Acquires UK-Based Fundamental Data Limited, Leading Provider of Closed-End Fund Data

CHICAGO/LONDON, Oct. 2, 2008—Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, today announced it has acquired Fundamental Data Limited, a leading provider of data on closed-end funds in the United Kingdom, for 11 million pounds sterling, or approximately U.S.$19 million, subject to post-closing adjustments.

Fundamental Data covers all UK- and U.S.-domiciled closed-end funds as well as offshore and local closed-end funds worldwide. Clients include major investment banks, stockbrokers, fund management groups, private client advisers, accountancy firms, wealth managers, and other professionals. Fundamental Data is the official data provider to the Association of Investment Companies (AIC), a UK-based trade association for closed-end funds.

“Our goal is to continue to build a world-class investment database, and our acquisition of Fundamental Data positions us as a leading provider of global closed-end fund data. The addition of this data also strengthens all of our offerings for individuals, advisers, and institutions, particularly in the UK,” said Geoff Balzano, chief executive officer of Morningstar UK Ltd. “Fundamental Data has a great reputation and a tremendous amount of experience specializing in closed-end fund data and information.”

Fundamental Data currently provides data on more than 1,500 closed-end funds and has more than 3,000 data points for each fund. Detailed fund information includes price, intraday net asset values, and distribution histories, as well as performance figures, risk statistics, earnings details, and comprehensive analytics on the entire universe of funds.

The company’s flagship product is FundWeb, an online subscription service allowing clients access to the company’s comprehensive database. Funds are organized by domicile into modules. Fundamental Data also provides data feeds, Web site feeds, and report outsourcing services including production of fund fact sheets. It also offers an online database of publicly issued documents relating to closed-end funds.

Fundamental Data has been privately owned since 1996 and employs approximately 30 people in London.

Morningstar anticipates that, over time, the Fundamental Data name will be rebranded under Morningstar.

Morningstar provides data on more than 280,000 investment offerings, including mutual funds, ETFs, insurance and pension funds, separate accounts, and hedge funds. The company has more than 185 analysts around the world and provides quantitative star ratings on more than 25,000 distinct mutual fund portfolios and ETFs globally.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisers, and institutions. Morningstar provides data on more than 280,000 investment offerings, including stocks, mutual funds, and similar vehicles. The company has operations in 18 countries and minority ownership positions in companies based in three other countries.

About Morningstar UK

Morningstar UK is the European headquarters of Morningstar, Inc. Morningstar tracks more than 28,000 investment funds available to UK investors, including unit trusts, ETFs, offshore funds, life and pension funds, hedge funds, and closed-ended investment trusts. It also offers comprehensive fundamental data on all publicly listed companies in the UK, and financial data and director biographies on more than 2,500 UK-quoted companies and 400,000 private companies. The company has two investor Web sites in the UK, the fund investing site www.morningstar.co.uk and the stock research site www.hemscott.com. It also serves UK advisers with its Web-based Adviser Workstation platform.

In 2007, Morningstar acquired the fund data business of Standard & Poor’s, significantly strengthening its global database and offerings to investors. In 2008, the company acquired Hemscott’s data, media, and investor relations Web site businesses.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; legal, regulatory, or political issues related to our data center in China; the potential impact of market volatility on revenue from asset-based fees; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended Dec. 31, 2007. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

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©2008 Morningstar Inc. All rights reserved.